For Immediate Release: For More Information:

Wednesday, October 29, 2003 Julie S. Ryland, (205) 326-8421

Increased Commodity Prices and Production Again Drive

Significant Rise in Energen's Quarter Results

On Track for Record Earnings in 2003

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that it earned net income of $11.9 million, or 33 cents per diluted share, in the third quarter of 2003 as compared with net income of $0.1 million, or 0 cents per diluted share, in the same period last year. This significant rise in earnings per diluted share largely reflects the impact of significantly higher prices for the natural gas, oil and natural gas liquids (NGL) production of Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, as well as the impact of a 10 percent increase in production.

Rising prices over the past year facilitated Energen Resources' ability to hedge a significant portion of its flowing production at prices greater than those in the previous year; the higher price environment also had a positive impact on the prices applicable to its unhedged volumes. In addition, Energen Resources' production from continuing operations in the third quarter increased over the same period last year to 21.4 billion cubic feet equivalent (Bcfe), largely due to a new Permian Basin gas project, the company's successful coalbed methane down-spacing program, and San Juan Basin acquisitions made earlier this year.

Third Quarter Results

For the 3 months ended September 30, 2003, Energen earned income from continuing operations of $11.5 million, or 32 cents per diluted share. This compared with $0.1 million, or 0 cents per diluted share, in the same period a year ago. Prior-period results included a $1.6 million, or 4 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron Corporation.

Discontinued operations in the current quarter reflected a gain of $0.4 million resulting from income from discontinued operations and a gain on a property sale.

Energen Resources

Energen Resources' income from continuing operations for the quarter totaled $19.9 million and compared with $7.9 million in the third quarter of last year. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron.

The company's average realized sales price for its natural gas production in the current third quarter increased 32 percent to $4.27 per Mcf, while the average sales price of oil rose 6 percent to $25.30 per barrel and the average sales price of NGL production increased 25 percent to $15.82 per barrel (38 cents per gallon).

Energen Resources' production from continuing operations totaled 21.4 Bcfe as compared with 19.4 Bcfe in the prior-year third quarter. Natural gas production increased 19.5 percent to 14 Bcf; oil production remained virtually unchanged at 838,000 barrels; and NGL production decreased 13 percent to 395,000 barrels (16.6 million gallons).

Energen Resources' lease operating expense (LOE) per unit of production increased 14 cents to $1.10 cents per Mcf equivalent (Mcfe) largely due to a 28 percent increase in per-unit production taxes resulting from higher commodity prices. Depreciation, depletion and amortization (DD&A) expense in the current quarter fell 1 cent to 91 cents per Mcfe.

Alagasco

A net loss in the third quarter of $7.8 million from Alagasco's natural gas distribution operations was basically unchanged from the same period last year. The utility historically records a net loss in the third quarter when the heating load is at its lowest level of the year.

YEAR-TO-DATE RESULTS

For the 9 months ended September 30, 2003, Energen's net income totaled $89.8 million, or $2.53 per diluted share. This compared with net income of $49.6 million, or $1.48 per diluted share, in the same period last year, including a one-time charge of $2.2 million, or 7 cents per diluted share, that reflected the cumulative effect on prior years of a change in accounting principle associated with estimating future costs of plugging and abandoning wells. Prior-year results also included $10.4 million, or 31 cents per diluted share, of nonconventional fuels tax credits. The ability to generate new credits ended at the end of 2002.

Energen's income from continuing operations before the cumulative effect of a change in accounting principle in the year-to-date period totaled $89.2 million, or $2.51 per diluted share, as compared with $51.5 million, or $1.54 per diluted share, in the same period last year. The prior-year results included a $5.6 million, or 17 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron.

Discontinued operations in the current year-to-date period reflected a gain of $0.6 million as compared with a gain of $0.2 million in the same period last year. The current-year gain reflected income from discontinued operations partially offset by a net loss on property transactions which included the write-down of properties being held for sale and net gains on property sales.

Energen Resources

Energen Resources' income from continuing operations before the cumulative effect of a change in accounting principle for the year-to-date period totaled $62.1 million as compared with $28.1 million in the same period last year. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron.

The company's average realized sales price for its natural gas production in the current year-to-date period increased 42 percent to $4.30 per Mcf, while the average sales price of oil rose approximately 10 percent to $25.64 per barrel, and the average sales price of NGL production rose 35 percent to $16.03 per barrel (38 cents per gallon).

Energen Resources' production from continuing operations in the nine months ended September 30, 2003, totaled 63.8 Bcfe as compared with 54.6 Bcfe in the prior-year period. Natural gas production increased 22 percent to 41.5 Bcf; oil production increased 16 percent to 2.5 million barrels (MMBbl); and NGL production fell 5 percent to 1.2 MMBbl (49.5 million gallons).

Energen Resources' per-unit LOE for the year-to-date period increased 13 cents to $1.08 per Mcfe largely due to a 33 percent increase in per-unit production taxes resulting from higher commodity prices. DD&A expense per unit of production remained unchanged at 92 cents per Mcfe.

Alagasco

Alagasco's natural gas distribution operations earned net income of $27.8 million in the nine months ended September 30, 2003, as compared with net income of $23.8 million in the same period last year. This increase in earnings partially reflects the utility's ability to earn on a higher level of equity representing investment in utility plant. It also reflects the impact of timing differences between the rate year and calendar year as it relates to revenue recovery under the utility's rate-setting mechanism.

12 MONTHS RESULTS

For the 12 months ended September 30, 2003, Energen earned net income of $108.9 million, or $3.08 per diluted share. This compares with $53.2 million, or $1.61 per diluted share, in the same period a year ago. Prior-period results included a one-time charge of $2.2 million, or 7 cents per diluted share, reflecting the cumulative effect on prior years of a change in accounting principle. In addition, nonconventional fuels tax credits in the current period were $3.8 million, or 11 cents per diluted share, as compared with $13.9 million, or 42 cents per diluted share, in the same period a year ago. In accounting for the company's previous hedge position with Enron, non-cash expenses virtually offset non-cash gains in the prior-year period.

Income from continuing operations before the cumulative effect of a change in accounting principle for the 12-months period totaled $107.7 million, or $3.05 per diluted share, and compared with $55.1 million, or $1.67 per diluted share, in the same period a year ago.

Discontinued operations in the current 12-months period reflected a gain of $1.2 million as compared with a gain of $0.3 million in the same period last year.

Energen Resources

Energen Resources' income from continuing operations before the cumulative effect of a change in accounting principle in the current 12-months period totaled $76.7 million as compared with $29.1 million in the same period last year.

The company's average realized sales price for its natural gas production in the 12 months ended September 30, 2003, increased 37 percent over the same period last year to $4.13 per Mcf, while the average sales price of oil rose 10 percent to $25.75 per barrel and the average sales price of NGL production rose 38 percent to $15.77 per barrel (38 cents per gallon).

Energen Resources' current 12-months production from continuing operations totaled 83.6 Bcfe as compared with 71.4 Bcfe in the same period a year ago. Natural gas production increased 18 percent to 53.5 Bcf; oil production increased 28 percent to 3.4 MMBbl; and NGL production fell 2 percent to 1.6 MMBbl (69.1 million gallons).

Energen Resources' LOE per unit of production in the current 12-months period totaled $1.10 per Mcfe, while DD&A expense was 90 cents per Mcfe.

Alagasco

Alagasco earned $31.6 million of net income in the 12 months ended September 30, 2003, as compared with net income of $26.5 million in the same period a year ago. This 19 percent increase reflects the utility's earning within its allowed range of return in the current year while under-earning its allowed range in the prior 12-months period. For the 2003 rate year, which coincides with the 12-months ended September 30, 2003, the utility earned a return on average equity of 13.3 percent, as its long-standing rate-setting mechanism continued to provide Alagasco with the opportunity to earn a return on average equity between 13.15 percent and 13.65 percent. The utility's return in the prior rate year was 12 percent.

2003 EARNINGS GUIDANCE

Given year-to-date results and the outlook for commodity prices for the rest of the year, Energen is maintaining its guidance for record earnings in 2003 of $3.00-$3.10 per diluted share.

Capital spending in 2003 at Energen Resources is estimated to be approximately $165 million, including approximately $120 million for development activities and the $37 million already invested in property acquisitions. Capital spending at Alagasco is estimated to be $57 million and will be used for normal system needs and a new computerized mapping system.

Production from continuing operations for the year is estimated to be 85 Bcfe. LOE (including production taxes) at Energen Resources is estimated to be $1.12 per Mcfe, and DD&A expense is expected to average 93 cents per Mcfe. Alagasco's utility operations in calendar 2003 are estimated to earn on average equity of approximately $245 million.

In July, Energen completed the sale of 1 million shares of its common stock; and, earlier this month, Energen issued $50 million of 5% underwritten notes. Equity and debt proceeds were used to refinance existing short-term debt and further strengthen Energen's balance sheet.

Interest expense in 2003 is estimated to be approximately $45 million; and average diluted shares outstanding for the year are estimated to be 35.7 million.

Fourth Quarter Guidance

In the fourth quarter of 2003, Energen estimates that its earnings will range from 50-60 cents per diluted share on average diluted shares outstanding of 36.3 million.

The following table reflects Energen's 4th quarter production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

Table 1. 4th Quarter 2003 (October-December)
	Natural Gas	Oil	NGL
Production (estimated)	13.8 Bcf	862 MMBbl	18 MMgal.
Hedge position (%)	77%	65%	53%
Average hedge price	$4.25/Mcf +	$25.92/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$4.90/Mcf +*	$29.00/barrel +	$0.49/gallon
Earnings sensitivities:	Per $0.10/Mcf Change	Per $1/barrel Change	Per $0.01 /gallon Change
Net income	$93,000	$150,000	$37,000
EPS (diluted)	0.3 cents	0.4 cents	0.1 cents

+ Average NYMEX-equivalent

* October actual: $4.43/Mcf

2004 EARNINGS GUIDANCE

Energen also is maintaining its current guidance for 2004 at a range of $2.85-$3.05 per diluted share, subject to adjustment as the company completes its formal budgeting process. The dominant influence on this range is Energen's pricing assumptions for its unhedged production volumes: $5 per Mcf for natural gas; $25.15 per Mcf for oil; and 45 cents per gallon for NGLs.

Energen Resources recently added hedges for 225,000 barrels of oil (75,000 barrels per month in April, May and June) at an average NYMEX price of $28.59 per barrel. This brings the company's total hedge position for oil to approximately 1.3 MMBbl, or some 35 percent of its estimated 2004 production of approximately 3.6 MMBbl, at an average NYMEX price of $27.51 per Mcf.

Energen Resources' natural gas hedge position for 2004 remains unchanged at approximately 30 Bcf, or some 55 percent of its estimated production of approximately 55 Bcf, at an average NYMEX-equivalent price of $4.55 per Mcf. The hedges include some 8.9 Bcf of NYMEX fixed price contracts, 2.4 Bcf of NYMEX collars with a floor of $4.05 per Mcf and a ceiling of $4.44 per Mcf, and 18.7 Bcf of San Juan and Permian basin-specific contracts. (Note: The basin-specific gas contract prices have been adjusted to reflect a NYMEX-equivalent price based on Energen Resources' estimated basis differentials between NYMEX and the specific regional indices upon which the physical production is sold).

Approximately 55 percent of Energen Resources' estimated 2004 NGL production of 68 million gallons has been hedged at an average price of 41 cents per gallon.

Other key assumptions incorporated into Energen's 2004 earnings guidance include:

  Estimated production at Energen Resources of 86 Bcfe, including approximately 2 Bcfe associated with unidentified acquisitions.

  DD&A expense at Energen Resources of approximately 91 cents per Mcfe.

  LOE (including production taxes) at Energen Resources of approximately $1.16 per Mcfe.

  Capital spending at Energen Resources of approximately $195 million, including $110 million for property acquisitions and $85 million for development and limited exploration.

  Alagasco, Energen's natural gas utility, earning within its allowed range of return on equity on average equity of approximately $270 million.

  Capital spending at Alagasco of approximately $55 million.

Relative to the company's unhedged volumes in 2004:

  Every 10-cent change in the average NYMEX price of gas from $5 per Mcf is estimated to have a net income impact of $885,000 (2.4 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $25.15 per barrel is estimated to have a net income impact of $1,150,000 (3.2 cents per diluted share).

  Every 1-cent change in the average price of NGL from 45 cents per gallon is estimated to have a net income impact of $115,000 (0.3 cents per diluted share).

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are natural gas distribution in central and north Alabama and the acquisition and exploitation of natural gas, oil and natural gas liquids onshore in North America. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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